Exhibit 99.1

October 1, 2007

Dear NBOG Shareholder,

I wanted to take this opportunity to let you know of some changes in your bank.

I am very pleased to tell you about five of our new NBOG Board Members: William R. Blanton and William M. Evans, Jr. of Atlanta, Georgia and William A. Bagwell Jr., R. K. Whitehead III and J. Allen Nivens, Jr. of Gainesville, Georgia. Each of these members brings successful business backgrounds to our board and will bring significant assistance to bank decisions made in the future. Current board members for the bank are as follows: William R. Blanton, Chairman, William M. Evans, Jr. Vice Chairman, Lanny W. Dunagan, Secretary, and members Gilbert T. Jones, Sr., Dr. Wendell A. Turner, William A. Bagwell, Jr., R. K. Whitehead III, J. Allen Nivens, Jr. and R. Allen Smith.

We opened a Small Business Association (SBA) division in the bank during August 2007 which will allow us to expand our banking services to small businesses.

We filed the necessary documents to change the name of NBOG Bancorporation, Inc. from NBOG Bancorporation, Inc., to The First Century Bancorp. The bank’s name will be changed from The National Bank of Gainesville to First Century Bank, N.A. (FCB). You will see an announcement of this change in the newspaper and I wanted you to know of this in advance.

I anticipate several other changes in our bank in the future. All of these will take place after careful review by the board of directors toward increasing the value of your investment. I will keep you informed of these changes.

Our plans, at this time, are to hold our Annual meeting this year at the bank on November 15, 2007 at 11:00 a.m. You will be provided your Annual Statement, Proxy and more information about this during October 2007.

I sincerely appreciate your support of our bank and ask you to call me or any of our employees at the bank at any time for additional services. We have some very attractive products to meet your banking needs – high yielding deposit accounts and loans to meet your borrowing needs. Please stop in to see me the next time you’re in our bank.

Sincerely yours,

R. Allen Smith
President and CEO
The National Bank of Gainesville